EXHIBIT 10.2

AMENDED AND RESTATED

SETTLEMENT AND RELEASE AGREEMENT

This amended and restated settlement and release agreement (this “Agreement”) is made and entered into as of June 28, 2019, by and between Body and Mind Inc., a Nevada corporation (“BaM”), BAM’s subsidiaries, NMG Long Beach, LLC, a California limited liability company (“NMG LB”) and NMG San Diego, LLC, a California limited liability company (“NMG SD”) on one hand, and Green Light District Holdings, Inc., a Delaware corporation (“GLDH”), The Airport Collective Inc., a California non-profit mutual benefit corporation (“Airport”), David Barakett, an individual (“Mr. Barakett”) (GLDH, Airport, and Mr., Barakett shall collectively be referred to as, the “Barakett Parties”) and SGSD, LLC, a Nevada limited liability company (“SGSD”) on the other hand. Collectively, the aforementioned Parties shall be referred to herein as the “Parties” or individually as a “Party.”

WHEREAS, the Parties previously entered into a Settlement and Release Agreement on June 19, 2019 (the “Original Settlement”) wherein SGSD was required to deliver certain executed transaction documents contemporaneously upon execution of the Original Settlement (the “Transaction Documents”);

WHEREAS, while the Original Settlement was signed by all Parties, all of the Transaction Documents were not delivered contemporaneously with the execution of the Original Settlement;

WHEREAS, the Parties desire to enter into this Agreement which shall supersede and replace the Original Settlement.

WHEREAS, all of the Transaction Documents executed in connection with the Original Settlement shall remain effective in accordance with the terms and conditions therein and shall be re-delivered upon execution of this Agreement;

WHEREAS, any undelivered Transaction Documents shall be delivered upon the execution of this Agreement;

WHEREAS, BaM, GLDH and Mr. Barakett previously entered into a Binding Interim Agreement dated November 28, 2018 (as amended from time to time, collectively with the documents and agreements referenced therein, or delivered in connection therewith, the “Existing Agreement”);

WHEREAS, BaM, GLDH and Mr. Barakett desire to restructure the Existing Agreement and enter into a mutual release of any and all claims related to the Existing Agreement;

WHEREAS, as part of this Agreement, the Parties desire to enter into various other Agreements contemporaneous herewith as set forth herein, which shall replace and supersede the Existing Agreement; and

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1. Amending Original Settlement. This Agreement shall supersede and replace the Original Settlement agreement in its entirety. The Transaction Documents executed and delivered contemporaneously with the Original Settlement shall remain effective in accordance with the terms and conditions of such Transaction Documents.

2. Transaction Documents. As part of the Original Settlement, the Parties (as applicable) contemporaneously entered into/delivered some, but not all of the required Transaction Documents as follows:

a. Amended and Restated Convertible Note and General Security Agreement. In connection with the Original Settlement, BaM and the Barakett Parties have entered into the loan documents attached hereto as Exhibit A (the “Loan Documents”) and such Loan Documents remain effective and shall be re-delivered upon execution of this Agreement;

b. Airport Collective Asset Purchase Agreement. In connection with the Original Settlement, Airport and NMG LB have entered into the Asset Purchase Agreement (and all accompanying Schedules thereto) attached hereto as Exhibit B (the “Asset Purchase Agreement”) and such Asset Purchase Agreement remains effective and shall be re-delivered upon execution of this Agreement;

c. San Diego Lease Assignment Agreement. In connection with the Original Settlement, SGSD has delivered the executed First Amendment and Assignment Agreement attached hereto as Exhibit C (the “SD Lease Assignment”) and shall re-deliver the executed SD Lease Assignment upon execution of this Agreement;

d. San Diego Operating Agreement. In connection with the Original Settlement, SGSD failed to deliver the executed operating agreement for BaM’s subsidiary, NMG San Diego, LLC (the “NMG Operating Agreement”). In connection with this Agreement, SGSD has contemporaneously delivered a copy of the executed NMG Operating Agreement attached hereto as Exhibit D; and

e. Litigation Loan. In connection with the Original Settlement, BAM and the Barakett Parties have entered into the Litigation Loan Agreement attached hereto as Exhibit E (the “Litigation Loan Agreement”) and such Litigation Loan Agreement remains effective and shall re-delivered upon execution of this Agreement.

3. Consideration. As consideration for the SD Lease Assignment set forth in 1(c) of this Agreement, BaM shall issue up to three (3) payments of shares as follows:

a. Payment 1. The first payment shall be Five Hundred Thousand Dollars ($500,000.00) of vested BaM shares calculated upon execution of this Agreement at the maximum discount allowed by the Canadian Stock Exchange (the “Payment 1 Shares”). Within three (3) days following the execution of this Agreement, the Payment 1 Shares shall be issued to SGSD and shall be provided to the following SGSD Members: (i) Sean Orlando as to Fifty Eight Thousand Eight Hundred Twenty Five Dollars ($58,825.00) of the Payment 1 Shares; and (ii) Milad Arab as to Four Hundred and Forty One Thousand One Hundred Seventy Six Thousand Dollars ($441,176.00) of the Payment 1 Shares, both subject to the mandatory six (6) month exchange holding period.

b. Payment 2. The second payment of shares shall be to Mr. Barakett or his designee and shall be contingent on NMG SD receiving its medical commercial cannabis retail license at 7625 Carroll Road, San Diego, California 92121 (the “SD Location”). Subject to the Share Payment Reduction set forth in Section 2(d) of this Agreement, Seven Hundred and Fifty Thousand Dollars ($750,000.00) of BAM common shares at a price of $0.7439 CAD per share and an exchange rate of 1.3296 (the “Exchange Rate”) as agreed by the Parties (the “Share Value Calculation”) for a total possible payment of One Million Three Hundred and Forty Thousand Five Hundred Two (1,340,502) BaM shares (the “Payment 2 Shares”) shall be disbursed to Mr. Barakett or his designee only following NMG SD receiving all licenses, permits, and authorizations required for NMG SD to conduct medical commercial cannabis retail operations at the SD Location (the “SD Medical Licenses”). In addition to being subject to the reduction set forth in Section 3(d), the Payment 2 Shares shall be subject to the mandatory six (6) month exchange holding period.

c. Payment 3. The third payment of shares shall be to Mr. Barakett or his designee and shall be contingent on NMG SD receiving its adult-use commercial cannabis retail license at the SD Location. Subject to the Share Payment Reductions set forth in Section 2(d) of this Agreement, Seven Hundred and Fifty Thousand Dollars ($750,000.00) of BaM common shares at the Share Value Calculation for a total possible payment of One Million Three Hundred and Forty Thousand Five Hundred Two (1,340,502) BaM shares (the “Payment 3 Shares”) shall be disbursed to Mr. Barakett or his designee only following NMG SD receiving all licenses, permits, and authorizations required for NMG SD to conduct adult-use commercial cannabis retail operations at the SD Location (the “SD Adult-use Licenses”). In addition to being subject to the Share Payment Reduction set forth in Section 3(d), the Payment 3 Shares shall be subject to the mandatory six (6) month exchange holding period.

d. Share Payment Reductions. Subject to Section 3(e) of this Agreement, Mr. Barakett has agreed to pay BaM forty percent (40%) of the “Start-up Costs” as defined herein (the “Barakett Allocation”). For the purposes of this Agreement, the “Start-up Costs” include all costs associated with NMG SD establishing commercial cannabis retail operations at the SD Location (the “SD Premises”) inclusive of: (i) the costs associated with becoming a tenant at the SD Premises, including but not limited to, the costs set forth in the SD Lease Assignment; and (ii) all construction costs associated with building out the SD Location for the Company’s operations (the “Start-up Costs”). Prior to any payment of the Payment 2 Shares or the Payment 3 Shares, NMG shall provide Mr. Barakett with written documentation detailing the Start-up Costs and Mr. Barakett shall have seven (7) business days from: (a) the date NMG SD receives the SD Medical Licenses; or (b) the date NMG SD receives the SD Adult-use Licenses, whichever is earlier (the “Allocation Payment Deadline”) to pay BaM the Barakett Allocation. Notwithstanding the foregoing, under no circumstances may the Allocation Payment Deadline occur prior to the earlier of: (y) the free trading of the NMG LB Share Payment associated with the Asset Purchase Agreement; or (z) the date that is six (6) months and ten (10) days from the Effective Date. Notwithstanding any provision in this Agreement or the Transaction Documents to the contrary, in the event Mr. Barakett fails to pay any portion of the Barakett Allocation amount prior to the Allocation Payment Deadline, the Payment 2 Shares and/or the Payment 3 Shares (as applicable) shall be reduced based on any unpaid portion of the Barakett Allocation. BaM shall have the ability to offset the Payment 2 Shares and/or the Payment 3 Shares at its sole and exclusive discretion. For the purpose of this offsetting only, BaM shall utilize a share value calculation equal to the CSE listed 5-day VWAP of the BaM shares, as applicable, on the trading day immediately prior to the Allocation Payment Deadline. In no event shall such calculation be lower than $0.74 (CAD) per share and or higher than $1.07 (CAD) per share (the “Offsetting Calculation”):

i.	Example: For the purpose of example, if the Start-up Costs equal Three Million Dollars ($3,000,000.00) and NMG SD receives either its SD Medical Licenses (prior to receiving its SD Adult-use Licenses) on August 1, 2019, Mr. Barakett shall have until August 9, 2019 to pay BaM One Million Two Hundred Thousand Dollars ($1,200,000.00 US) (i.e. the Barakett Allocation). If Mr. Barakett fails to pay the entire Barakett Allocation, and if the CSE listed 5-day VWAP of the BaM shares on August 8, 2019 is $1.10 (CAD) per share, BaM shall reduce the Payment 2 Shares and Payment 3 Shares as follows:

A.	In accordance with this Agreement, the total possible Payment 2 Shares and Payment 3 equals two million six hundred eighty one thousand four (2,681,004) shares;

B.	The two million six hundred eighty one thousand four (2,681,004) shares at a per share calculation of $1.07 (CAD) equals Two Million Eight Hundred Sixty Eight Thousand Six Hundred Seventy Four Dollars and 28/100 ($2,868,674.28 CAD);

C.	The Two Million Eight Hundred Sixty Eight Thousand Six Hundred Seventy Four Dollars and 28/100 ($2,868,674.28 CAD) is divided by the Exchange Rate, which equals Two Million One Hundred Fifty Seven Thousand Five Hundred Forty Six Dollars and 84/100 ($2,157,546.84 US);

D.	The Barakett Allocation of One Million Two Hundred Thousand Dollars ($1,200,000.00) would be deducted from that Two Million One Hundred Fifty Seven Thousand Five Hundred Forty Six Dollars and 84/100 ($2,157,546.84 US) resulting in the remaining amount of Nine Hundred Fifty Seven Thousand Five Hundred Forty Six Dollars and 84/100 ($957,546.84 US);

E.	That remaining amount of Nine Hundred Fifty Seven Thousand Five Hundred Forty Six Dollars and 84/100 ($957,546.84 US) would be multiplied by the Exchange Rate equaling One Million Two Hundred Seventy Three Thousand One Hundred Fifty Four Dollars and 28/100 ($1,273,154.28 CAD); and

F.	That One Million Two Hundred Seventy Three Thousand One Hundred Fifty Four Dollars and 28/100 ($1,273,154.28 CAD) would be divided by the per share calculation price of $1.07 CAD for a total share payment to Mr. Barakett of one million one hundred eighty nine thousand eight hundred sixty three (1,189,863) shares resulting in zero (0) Payment 2 Shares and the Payment 3 Shares being reduced by one hundred fifty thousand six hundred thirty nine (150,639) shares. The reduced Payment 3 Shares only to be paid out in accordance with the terms and conditions of this Agreement.

e. Amended Operating Agreement Exception. In the event the Members of NMG SD enter into an amended and restated operating agreement that would result in the Barakett Allocation being paid by SJJR, LLC or its affiliates, subsidiaries or successors, prior to the Allocation Payment Deadline, then the holdback set forth in Section 3(d) of this Agreement shall not apply.

f. Failure to Obtain Retail Licenses. In the event NMG SD is unable, through no fault of the Barakett Parties, to receive its medical commercial cannabis retail license or its adult-use commercial cannabis retail license at the SD Location in accordance with the terms and conditions of this Agreement, NMG SD and BaM shall utilize best efforts to negotiate in good faith an amendment to this Agreement satisfactory to all Parties.

4. Payment for Legal Expenses. Within ten (10) days following the execution of this Agreement, BaM shall pay the legal and consulting expenses incurred by the Barakett Parties for the benefit of BaM and otherwise in facilitating this Agreement and the transactions contemplated hereby in an amount of $90,500, which represents the legal fees ($73,000), consulting fees ($17,500), and costs incurred since November 28, 2018 and unrelated to the litigation expenses to be covered by the Litigation Loan Agreement. If requested by BaM, the Barakett Parties shall cause counsel and consultants for the Barakett Parties to provide itemized invoices detailing the work performed and costs incurred for the benefit of BaM.

5. Final Agreement. This Agreement and the Transaction Documents represent the entire agreement between the Parties. This Agreement and the Transaction Documents shall supersede and replace the Existing Agreements and any other Agreement between the Parties, verbal or otherwise.

6. Releases.

a. Barakett Parties’ Release. Upon Closing of the Asset Purchase Agreement, the Barakett Parties and their successors, related entities, representatives, assigns, agents, shareholders, members, directors, managers, officers employees, and attorneys (“Representatives”), and each of them, hereby releases and forever discharges BaM and the Shareholders and their respective Representatives, and each of them, of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action (“Claims”), in any way related to the Existing Agreement, known and unknown, which they or any person claiming or purporting to claim through him now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done prior to the date hereof.

b. BaM’s Release. Except as expressly provided to the contrary herein, upon Closing of the Asset Purchase Agreement, BaM and its Representatives, and each of them, hereby release and forever discharge the Barakett Parties and their respective Representatives, and each of them, of and from any and all Claims related to the Existing Agreement, known and unknown, which they or any person claiming or purporting to claim through them now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done prior to the date hereof.

c. SGSD’s Release. Upon Payment of the Payment 1 Shares to SGSD, SGSD and its Representatives and each of them, hereby releases and forever discharges NMG LB, NMG SD, BaM and the Shareholders and their respective Representatives, and each of them, of and from any and all Claims, in any way related to the SD Lease Assignment, known and unknown, which they or any person claiming or purporting to claim through him now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done prior to the date hereof.

7. Full and Final Accord. The Parties hereto intend this Agreement to be effective as a full and final accord and satisfaction and release of each and every matter hereinabove referred to. The Parties hereby acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which, if known by him or her, must have materially affected his or her settlement with the debtor.”

Each Party to this Agreement waives and relinquishes any right and benefit which they have or may have under Section 1542 to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter hereof.

8. Indemnification. Each Party agrees to indemnify and hold harmless the other Parties, and any of their Representatives, against any Claim related to the Existing Agreement (including the payment of attorneys’ fees and costs incurred, whether or not litigation to be commenced) by any person or entity that is not a party to this Agreement, which is inconsistent with this Agreement. In addition to and in no way limiting the indemnification provisions set forth in the Asset Purchase Agreement, the Parties agree that in the event the Business (as defined in the Asset Purchase Agreement) has additional liabilities not disclosed on the Transition Date (as defined in the Asset Purchase Agreement), for which BAM or its affiliates and subsidiaries are required to pay, BAM or its affiliates and subsidiaries shall have the sole option to offset any consideration owed to the Barakett Parties pursuant to the Transaction Documents by the amount of such liabilities.

9. No Litigation. Each Party agree to forever refrain and forebear from commencing, instituting or prosecuting any lawsuits, actions or other proceedings based on, arising out of or in connection with any Claim being released hereunder; and to cause to be dismissed, with prejudice, any lawsuits, actions or other proceedings that are subject to release and discharge by virtue of this Agreement.

10. Jurisdiction and Disputes. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

a. In the event of any claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability hereof (each, a “Claim”), the Parties shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified within a period of thirty (30) days, then upon notice by either Party to the other they shall commence arbitration as set forth below.

b. The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in Each Party understands and agrees that by signing this Agreement, such Party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either Party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a Party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either Party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing Party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator’s decision shall be final and binding upon the Parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing Party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

11. Miscellaneous.

a. This Agreement is intended by the Parties as the final expression of their Agreement and understanding with respect to the subject matter hereof, and as a complete and exclusive statement of the provisions thereof. This Agreement supersedes any and all prior or contemporaneous agreements and understandings.

b. The Parties hereto shall execute any further documents reasonably necessary to effectuate the terms of this Agreement.

c. Each Party hereto acknowledges and agrees that no Party hereto, nor any Representative for such Party, has made any promise, representation or warranty, express, implied or statutory, not contained herein concerning the subject matter hereof to induce the other to execute this agreement.

d. Each Party has read and understands this Agreement and mutually warrants and represents that each has been given the opportunity to be represented by independent counsel of his/her own choice in the negotiation and execution of this Agreement, that each Party hereto is fully informed as to each and every matter contained herein and that this agreement is executed voluntarily and without duress or undue influence on the part or on behalf of any Party hereto.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the day and year first above written.

Body and Mind Inc. (“BaM”)		Green Light District Holdings, Inc. (“GLDH”)

By:	/s/ Leonard Clough	By:	/s/ David Barakett

Name:	Leonard Clough	Name:	David Barakett

Title:	Authorized Signatory	Title:	Authorized Signatory

Dated:	June 28, 2019	Dated:	June 28, 2019

The Airport Collective Inc. (“Airport”)		SGSD, LLC (“SGSD”)

By:	/s/ David Barakett	By:	/s/ David Barakett

Name:	David Barakett	Name:	David Barakett

Title:	Authorized Signatory	Title:	Authorized Signatory

Dated:	June 28, 2019	Dated:	June 28, 2019

David Barakett (“Barakett”)

/s/ David Barakett
		Name:	David Barakett

		Dated:	June 28, 2019

EXHIBIT A

LOAN DOCUMENTS

EXHIBIT B

ASSET PURCHASE AGREEMENT

EXHIBIT C

SD LEASE ASSIGNMENT

EXHIBIT D

NMG SD OPERATING AGREEMENT

EXHIBIT E

LITIGATION LOAN AGREEMENT